UNITED STATES SECURITIES AND EXCHANGE
COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 10, 2014

Emerge Energy Services LP

(Exact name of registrant as specified in its charter)

Delaware	001-35912	90-0832937
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

180 State Street, Suite 225

Southlake, Texas 76092

(Address of principal executive office) (Zip Code)

(817) 488-7775
(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 10, 2014, Superior Silica Sands LLC (“SSS”), a wholly owned operating subsidiary of Emerge Energy Services LP, (“Emerge Energy”) and Schlumberger Technology Corporation (“Schlumberger”) entered into an amendment (the “Amendment”) to the Sand Supply Agreement, dated as of May 31, 2011.  The Amendment increased the annual committed volumes to be purchased by Schlumberger under the contract to 1.5 million tons of sand per year for the two years following the date of the Amendment. The volume of sand that Schlumberger has agreed to purchase under the contract will increase to 2.5 million tons per year upon the establishment of SSS’s operations in Arland, Wisconsin.  At the end of the two-year period, each party has the option to reduce the total volume commitment under the contract to 1.0 million tons per year.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which will be attached as an exhibit to Emerge Energy’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014.

Item 8.01. Other Events.

As of June 10, 2014, after giving effect to the Amendment, Emerge Energy had long-term supply contracts in place for committed volumes of approximately 5.5 million tons of sand per year, and the weighted average remaining duration of these contracts was approximately 4.4 years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Emerge Energy Services LP

	By:	Emerge Energy Services GP LLC,
its general partner

Dated: June 13, 2014	By:	/s/ Rick Shearer
		Name:	Rick Shearer
		Title:	Chief Executive Officer